CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION

         CONCORD INTERNATIONAL GROUP, INC. a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

         FIRST: That at a meeting of the Board of Directors of CONCORD INTERNATIONAL GROUP, INC. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

         RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "THE FOURTH:" so that, as amended said Article shall be and read as follows;

         The amount of total authorized capital stock of the corporation shall be divided into 50,000,000 shares of common stock having a par value of $.0001 each, and 10,000,000 shares of preferred stock having a par value of $.0001 each. All outstanding common stock as of the close of business on June 17, 1997 shall be changed and reclassified so that each share of common stock outstanding shall be equal to one-fiftieth of a share of common stock as of the effective date of this amendment. All fractional shares shall be rounded up to the nearest whole share.

         SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

         THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, said CONCORD INTERNATIONAL GROUP, INC. has caused this certificate to be signed by an authorized officer, this eighteenth day of June, 1997.


                                  By:  HENRY VAL
                                       ---------------------------------------
                                       Mr. Henry Val, President